Exhibit 10iii.5

MANAGEMENT CONTINUITY AGREEMENT

This Management Continuity Agreement (“Agreement”) is made and entered into as of December 31, 2002, by and between Illini Corporation (“BHC”), a bank holding company organized under the laws of Illinois, Illini Bank (“BANK), a bank organized under the laws of Illinois (unless separately identified BHC and Bank are collectively referred to hereafter as “Illini”), and George A. Rosenbaum (“Officer”), 4001 Fielding Drive, Springfield, Illinois.

WITNESSETH

WHEREAS, the Officer is seeking employment with Illini as chief financial officer with the salary as set forth in this Agreement;

WHEREAS, Illini wishes to attract and retain highly qualified executives and to achieve this goal it is in the best interests of Illini to secure the continued services of the Officer regardless of a change in control of Illini and to reward the Officer in accordance with his contributions to Illini’s success;

WHEREAS, In order to provide the Officer a measure of security with respect to his employment with Illini in the event of a change in control of mini so that the Officer will be in a position to act with respect to a possible change in control of Illini in the best interests of Illini and its shareholders, without concern as to the Officer’s own financial security, and in order to induce the Officer to remain in employment with Illini, Illini and Officer are willing to agree that employment of the Officer shall be terminable only for such reasons and upon such conditions as are specifically set forth in the employment agreement between Illini and Officer;

WHEREAS, Illini is willing, in order to compensate the Officer fairly for the Officer’s contribution to the prosperity of Illini, and in order to induce the Officer to remain in employment with Illini, to agree that Officer shall be compensated in accordance with the terms and conditions herein; and

NOW, THEREFORE, Illini and Officer agree as follows:

Section 1. EMPLOYMENT

(1.1) Term. Illini shall continue to employ the Officer as its chief financial officer until December 31, 2005, (the “Term”) unless terminated prior to the expiration of the Term pursuant to Section 2.

(1.2) Compensation. As compensation for services provided to Illini by the Officer pursuant to this Agreement, Illini shall pay the Officer an annual base salary of $93,500.00, which salary may be increased from time to time. The

Officer shall also be eligible to actively participate in any other compensation and benefit plans generally available to executive employees of Illini of like grade and salary including, but not limited to, retirement plans, group life, disability, accidental death and dismemberment, travel and accident, and health and dental insurance plans, incentive compensation plans, stock compensation plans, deferred compensation plans, supplemental retirement plans, qualified and non-qualified incentive stock option plans, and excess benefit plans, all as described from time to time in Exhibit A which shall be updated at least annually. Such other compensation and benefit plans are hereinafter referred to collectively as the “Compensation and Benefits Plans”.

(1.3) Duties. Officer shall perform such duties and functions as are assigned to him by the bylaws of Illini, as amended or restated, by the Boards of Directors of Illini, or by a duly authorized committee of the Boards of Directors of Illini. The duties of the Officer shall be described in detail in Exhibit B to this Agreement which, if necessary, shall be updated at least annually. In the event of an actual or potential Change in Control (as defined in Section 2.9), the Officer shall perform his duties and function in a manner that is consistent with the best interest of Illini and its shareholders, without regard to the effect that the potential or actual Change in Control may have on the officer personally.

(1.4) Duty Of Loyalty. The Officer shall work full-time for Illini only, or for a subsidiary thereof, provided that:

(a)  He may also engage in charitable, civic and other similar activities;

(b)  With the consent of the Board of Directors of Illini, he may serve as a director of a business organization not competing with Illini; and

(c) He may make such investment and reinvestment in business activities as shall not require a substantial portion of his time.

(1.5) Duty Not To Disclose Confidential Information. The Officer acknowledges that his relationship with Illini is one of high trust and confidence, and that he has access to Confidential Information (as hereinafter defined) of Illini. The Officer shall not directly or indirectly, communicate, deliver, exhibit or provide Confidential Information to any person, firm, partnership, corporation, organization or entity, except as required in the normal course of the Officer’s duties. The duties contained in this paragraph shall be binding upon the Officer during the time that he is employed under this Agreement and following the termination of such employment. Such duties will not apply to any such Confidential Information that is or becomes in the public domain through no action on the part of the Officer, is generally disclosed to third parities by Illini without restriction on such third parties, or is approved for release by written authorization of the Board of Directors of Illini. The term “Confidential Information” shall mean any and all confidential, proprietary, or secret information relating to Illini’s business, services, customers, business operations, or activities and any and all trade secrets, products, methods of conducting business, information, skills, knowledge, ideas, know-how or devices use in, developed by, or pertaining to Illini’s business and not generally known, in whole or in part, in any trade or industry in which Illini is engaged. The terms, definitions, and provision of the Illinois Trade Secrets Act, 765 ILCS 1065/1 through 1065/9 are incorporated herein by reference and made a part hereof.

Section 2. TERMINATION

(2.1) Termination of Agreement. Upon approval by the Board of Directors of Illini Corporation, this Agreement shall upon its maturity on December 31, 2005 be extended from that date for one additional year and thereafter upon approval by the Board of Directors of Illini shall be extended in increments of one year upon each subsequent anniversary date unless Illini terminates or Officer terminates in accordance with Section 2.2. In the event of a termination by Illini or by the Officer all obligations hereunder shall terminate except as specifically set forth in the Agreement.

(2.2) Termination by Officer.

Voluntary Termination. The officer may voluntarily terminate this Agreement by providing thirty days notice to Illini, in which event Illini shall have no further obligation to the Officer hereunder from the date of such termination except to pay Officer earned but unpaid salary and benefits and to honor vested option rights without imposing further condition or reduction thereof and the Officer shall have no further obligation to Illini hereunder except the duty to not disclose Confidential Information in accordance with Section 1.5 and the duty to not engage in any way in competition with Illini for a period of one year.

Termination By Retirement. In the event Officer retires from Illini, Illini shall have no further obligation to the Officer, his heirs, or legatees hereunder from the date of such termination, except to pay Officer or his heirs or legatees earned but unpaid salary and benefits due under the Compensation and Benefit Plans and to honor vested option rights without imposing further condition or reduction thereof, and the heirs and legatees of the Officer shall have no further obligation. For purposes of this Agreement, to retire means the voluntary and permanent cessation of work by Officer with the intention to not resume work of any type.

Termination By Death. In the event the Officer’s employment with Illini is terminated due to the Officer’s death, Illini shall have no further obligation to the Officer, his heirs, or legatees hereunder from the date of such termination, except to pay his heirs or legatees earned but unpaid salary and benefits due under the Compensation and Benefit Plans and to honor vested option rights without imposing further condition or reduction thereof and the heirs and legatees of the Officer shall have no further obligation.

Termination By Disability. In the event the Officer’s employment with the Illini is terminated due to the Officer’s Permanent Disability, Illini shall have no further obligation to the Officer hereunder from the date of such termination except to pay at the direction of Officer or person empowered by Officer to direct payment earned but unpaid salary and benefits due under the Compensation and Benefit Plans and to honor vested option rights without imposing further condition or reduction thereof and Illini shall have no further obligation to Officer or person empowered by Officer to direct payments due under the Agreement. For purposes of this Agreement, the term “Permanent Disability” means a physical or mental condition of the Officer which:

(a)  Has continued uninterrupted for six months;

(b)  Is expected to continue indefinitely; and

(c)  Is determined by Illini to render the Officer incapable of adequately performing his duties under Section 1.3 of this Agreement.

In case of dispute in applying “Permanent Disability” to a physical or mental condition of Officer, the test of disability used by the United States Social Security Administration for the same or similar purposes shall be the final standard for determining the “Permanent Disability” of the Officer.

(2.3) Termination By Illini.

Termination Without Cause. Illini may terminate this Agreement without cause prior to a period of time twelve months before and twelve months after a Change of Control of Illini Corporation, hereinafter known as the “Firm Term”, by providing thirty days notice to the Officer. In such event, the Officer shall have no further obligation to Illini hereunder, except the duty to not disclose Confidential Information in accordance with Section 1.5, and Illini shall have no further obligation to the Officer hereunder from the date of such termination except (i) to pay to the Officer the salary payments described in Section 1.2, in the amount in effect on the date of termination, for a period of twelve months from the date of termination, (ii) to pay to the Officer that salary earned but unpaid prior to date of termination, and any other benefits under the Compensation and Benefit Plans without imposing further condition or reduction, and (iii) to pay to the Officer reasonable expenses of out placement within the financial services industry during the twelve month period following the date of termination; provided, however, out placement expenses shall be paid only upon actually incurring such expense and Officer’s furnishing of evidence thereof to Illini and shall not include moving or relocation expense; and provided, however, that any benefit to be provided by a Compensation and Benefit Plan may be provided by Illini through cash or equivalent value or through a nonqualified arrangement if, in the judgment of Illini, permitting the Officer to participate in such plan after the date of termination would adversely affect the tax status of such plan, and if~ in the judgment of the Officer, any proposed cash or equivalent value through a nonqualified arrangement would not materially increase the tax liabilities of Officer under federal or state income tax or estate tax laws.

Termination With Cause. Illini may terminate this Agreement for Cause at any time. For purposes of this Agreement, Cause shall mean;

(a)              An act of insubordination by Officer that the Officer leaves uncorrected after written notice of the act by Illini, or upon a second or repeated act of insubordination;

(b)             Violation of federal or state banking law or regulation resulting in a formal action against Officer by any regulatory body or agency;

(c)              The Officer’s willful and material breach of a provision of this Agreement after the Board of Directors delivers a written demand to cure such breach, which specifically identifies the manner in which the Board of Directors believes that the Officer has willfully and materially breached his duties, or

(d)             The Officer willfully engages in illegal conduct or gross misconduct that, in the opinion of the Board of Directors, materially injures Illini.

For purposes of determining whether “Cause” exists, no act or failure to act, on the Officer’s part shall be considered “willful,” unless it is done, or omitted to be done, by the Officer in bad faith or without reasonable belief by the Officer that his action or omission was in the best interest of Illini. In the event of the Officer’s termination for Cause, Illini will have no further obligation to the Officer under the Agreement from the date of such termination.

Termination with cause shall be approved by a majority of the Board of Directors of Illini Corporation.

(2.4) Termination Related to Change in Control of Illini Corporation. In the event there is a Change in Control of Illini Corporation, as defined in Section 2.6(a), during the Term, and:

(a)   Within the period commencing twelve months prior to the date of a Change in Control and ending twelve months following the date of the Change in Control (the “Firm Term”), the Officer’s employment hereunder is terminated by Illini other than for Cause, as defined in Section 2.3; or

(b)   Within the Firm Term, the Officer resigns from his employment hereunder upon thirty days written notice given to Illini within thirty days following a material change in the Officer’s title, authorities or duties, in effect immediately prior to the Change in Control, a reduction in the compensation or a reduction in benefits provided pursuant to this Agreement or the Compensation and Benefit Plans below the amount of compensation and benefits in effect immediately prior to the Change in Control, or a change of the Officer’s principal place of employment without his consent to a city more than 25 miles from Springfield, Illinois, then the Officer shall have no further obligation to Illini hereunder, except the duty not to disclose Confidential Information in accordance with Section 1.5, and Illini shall have no further obligation to the Officer hereunder from the date of termination except (i) to pay to the Officer the salary payments described in Section 1.2, in the amount in effect on the date of termination, for a period of twelve months from the date of termination, (ii) to pay to the Officer any other benefits due under the Compensation and Benefit Plans without imposing further condition or reduction thereof, and (iii) to pay to the Officer reasonable expenses of out placement within the financial institutions industry or financial industry following the date of termination; provided, however, out placement expenses shall be paid only upon actually incurring such expenses and Officer’s furnishing of evidence thereof to Illini and shall not include moving or relocation expenses and provided, however, that any benefit to be provided by Illini through cash or equivalent values or through a nonqualified arrangement or arrangements if, in the judgment of Illini, permitting the Officer to participate in such plan after the date of termination would adversely affect the tax status of such plan.

(2.5) Termination Related to a Change of Control of a Subsidiary of Illini Corporation. In the event there is a Change in Control of a subsidiary of Illini Corporation, as defined in that part of Section 2.6(b), then the Officer shall have no further obligation to Illini hereunder, except the duty not to disclose Confidential Information in accordance with Section 1.5, and Illini shall have no further obligation to the Officer hereunder from the date of termination except (i) to pay to the Officer the salary payments described in Section 1.2, in the amount in effect on the date of termination, for a period of twelve months from the date of termination, iii’) to pay to the Officer any other benefits due under the Compensation and Benefit Plans without imposing further condition or reduction thereof, and (iii) to pay to the Officer reasonable expenses of out placement within the financial institutions industry or financial industry following the date of termination; provided, however, out placement expenses shall be paid only upon actually incurring such expenses and Officer’s furnishing of evidence thereof to Illini and shall not include moving or relocation expenses and provided, however, that any benefit to be provided by Illini through cash or equivalent values or through a nonqualified arrangement or arrangements if, in the judgment of Illini, permitting the Officer to participate in such plan after the date of termination would adversely affect the tax status of such plan.

(2.6) (a) Change in Control of Illini Corporation Defined. A Change in Control of Illini Corporation shall have occurred:

(a)  On the fifth day preceding the scheduled expiration date of a tender offer by, or exchange offer by any corporation, person, other entity or group (other than Illini Corporation or any of its wholly owned subsidiaries), to acquire Voting Stock of Illini Corporation if:

(i)   After giving effect to such offer such corporation, person, other entity, or group would own 50% or more of the Voting Stock of Illini Corporation;

(ii)  There shall have been filed documents with the Securities and Exchange Commission in connection therewith (or, if no such filing is required, public evidence that the offer has already commenced); and such corporation, person, other entity, or group has secured all required regulatory approvals to own or control 50% or more of the Voting Stock of Illini Corporation;

(b)  If the shareholders of Illini Corporation approve a definitive agreement to merge or consolidate Illini Corporation with or into another corporation in a transaction in which neither Illini Corporation nor any of its wholly owned subsidiaries will be the surviving corporation, or to sell or otherwise dispose of all or substantially all of the assets of Illini Corporation to any corporation, person, other entity, or group (other than the Illini Corporation or any of its wholly owned subsidiaries), and such definitive agreement is consummated;

(c)  If any corporation, person, other entity or group (other than Illini Corporation or any of its wholly owned subsidiaries) becomes the

Beneficial Owner (as that term is defined in the Securities and Exchange Commission’s Rule 13d-3 under the Securities Exchange Act of 1934) of stock representing 50% or more of the Voting Stock of Illini Corporation; or

(d)   If during any period of two consecutive years Continuing Directors cease to comprise a majority of the Board of Directors of Illini Corporation.

The term “Continuing Director’ means:

(a)   Any member of the Board of Directors of Illini Corporation at the

beginning of any period of two consecutive years; and

(b)   Any person who subsequently becomes a member of the Board of

Directors of Illini Corporation, if:

(i)   Such person’s nomination for election or election to the Board of Directors of Illini Corporation or Illini Corporation is recommended or approved by resolution of a majority of the Continuing Directors; or

(ii)  Such person is included a nominee in a proxy statement of the Illini Corporation distributed when a majority of the Board of Directors of Illini Corporation consists of Continuing Directors.

“Voting Stock” shall mean those shares of Illini Corporation entitled to vote generally in the election of directors.

(b) Change in Control of a Subsidiary of Illini Corporation Defined. A Change of Control of a subsidiary of Illini Corporation shall have occurred when a definitive agreement to sell such subsidiary of Illini Corporation is approved by the Board of Directors of Illini Corporation that transfers more than fifty per cent (50%) of the voting control of such subsidiary from Illini Corporation to a party not owned or related directly or indirectly to Illini Corporation either twelve months before or twelve months after the date of the definitive agreement.

(2.7) Termination of Related Offices. The parties agree that in the event Officer’s employment by Illini is terminated for any reason, Officer will be deemed to have immediately resigned from all other positions or offices held with Illini, including any directorships with Illini, or any subsidiaries thereof.

(2.8) Officer’s Costs of Enforcement. Illini shall pay all expenses of the Officer, including but not limited to attorney’s fees, incurred in enforcing payments by Illini pursuant to this Agreement. The obligation of Illini for the payment of expenses of the Officer, including attorney’s fees, shall be limited to questions of whether a particular payment is due the Officer and enforcing payment thereof by Illini.

(2.9) Vesting of Benefits. All options granted to Officer shall vest fully upon termination of employment of Officer except for voluntary terminations by Officer, or terminations for cause by Illini.

Section 3. MISCELLANEOUS

(3.1) Assignment of Officer’s Rights. The Officer may not assign, pledge or otherwise transfer any of the benefits of this Agreement either before or after termination of employment, and any purported assignment, pledge or transfer of any payment to be made by Illini hereunder shall be void and of no effect. No payment to be made to the Officer hereunder shall be subject to the claims of creditors of the Officer.

(3.2) Agreements Binding on Successor. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors, assigns, personal representatives, heirs, legatees and beneficiaries.

(3.3) Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing and sent by first class mail to the Officer or Illini, at his or its address as set forth above, or to such other address of which either the Officer or Illini shall notify the other in writing.

(3.4) Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Officer or Illini.

(3.5) Intellectual Property Rights. Officer shall have sole and exclusive rights over any intellectual property created by him while employed under this Agreement, and shall not be subject to claims by Illini of rights they may have under equity or statute arising from Officer’s employment with Illini.

(3.6) Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes prior agreements between Officer and Illini. It may be modified or amended only by an agreement in writing signed by the party against whom enforcement of any change or amendment is sought.

(3.6) Severability of Provisions. If for any reason any paragraph, term or provision of this Agreement is held to be invalid or unenforceable, all other valid provisions herein shall remain in full force and effect and all paragraphs, terms and provisions of this Agreement shall be deemed to be several in nature.

(3.7) Governing Law. This Agreement is made in, and shall be governed by, the laws of the State of Illinois.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

ILLINI CORPORATION		George A. Rosenbaum

By:	/s/ Burnard McHone	/s/ George Rosenbaum
Its:	President	Date:	3/7/03
Date: March 7, 2003

EXHIBIT A

DESCRIPTION of COMPENSATION and BENEFITS

[Insert listing of compensation and benefits.]

EXHIBIT B

OFFICER RESPONSIBILITIES and DUTIES

(Attach Illini Human Resources job description.)